SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                                  Genicom Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    372282103
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                                 (CUSIP Number)

                                  April 9, 1998
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 372282103
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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GE Fund
       I.R.S. #22-2621967
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
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   3   SEC USE ONLY


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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
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   NUMBER OF      5    SOLE VOTING POWER
     SHARES            773,640
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             773,640
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
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   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       773,640
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.68%
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  12   TYPE OF REPORTING PERSON*

       CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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

INTRODUCTORY NOTE: This Amendment No.__ amends the statement on Schedule 13G filed on behalf of GE Fund, a New York Not-For-Profit corporation on April 9, 1998 (as amended, the "Schedule 13G").

Item 1(a)         Name of Issuer

                  Genicom Corporation

Item 1(b)         Address of Issuer's Principal Executive Office

                  14800 Conference Center Drive
                  Suite 400 Westfields
                  Chantilly VA 20151

Item 2(a)         Name of Person Filing

                  GE Fund

Item 2(b)         Address of Principal Office, or if none, Residence

                  The address of the principal offices of GE Fund is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)         Citizenship

                  GE Fund, a New York Not-For-Profit corporation

Item 2(d)         Title of Class of Securities

                  Common stock

Item 2(e)         CUSIP Number

                  372282103

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act (15 U.S.C.78o)

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                          U.S.C.78c)

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940 (U.S.C.80a-8)

                  (e) [ ] An Investment Adviser in accordance with
                          ss.240.13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F)

                  (g) [ ] A Parent Holding Company or Control Person in
                          accordance with ss.240.13d-1(b)(1)(ii)G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (U.S.C. 1813)

                  (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

                  If this statement is filed pursuant to ss. 240.13d-1(c), check this box [X].

Item 4            Ownership

                                                 GE Fund

(a)   Amount beneficially owned                  773,640

(b)   Percent of class                             6.68%

(c)   No. of shares to which person has

      (i)   sole power to vote or direct the     773,640
            vote

      (ii)  shared power to vote or direct         None

      (iii) sole power to dispose or to direct    773,640
            disposition

      (iv)  share power to dispose or to direct     None
            disposition

Item 5            Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [ ]

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8            Identification and Classification of members of the Group

                  Not applicable

Item 9            Notice of Dissolution of Group

                  Not applicable

Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GE FUND


                                       By: /s/ Michael J. Cosgrove
                                           -------------------------------------
                                           Name:  Michael J. Cosgrove
                                           Title: Treasurer


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